Exhibit 99.1

Global Industries, Ltd.

For Immediate Release
Contact: Jeff Levos
PRESS RELEASE	Tel: 281.529.7979
GLOBAL INDUSTRIES, LTD. ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF 2008
Company Initiates Share Repurchase Program
Carlyss, Louisiana, August 4, 2008 — Global Industries, Ltd. (Nasdaq: GLBL) announced revenues of $300.5 million in the second quarter of 2008, an increase of almost 21 percent, compared to $248.9 million in the second quarter of 2007. Net loss was $13.5 million, or $0.12 diluted loss per share, for the second quarter 2008. This compares to net income of $41.1 million, or $0.35 diluted income per share, for the second quarter of 2007.
During the second quarter of 2008, the Company increased its offshore activities in two new expanding markets, and gross profit was impacted by standby costs driven by exceptional weather downtime periods, logistical issues (such as port clearance and permitting) and rescheduling required as a result of difficulties in availability of support vessels and customer-furnished equipment and materials, as well as vessels undergoing dry docking activity.
Today, the Company’s Board of Directors approved a program which authorizes $100 million for the repurchase of outstanding shares of the Company’s common stock during the next year.
Revenues increased by $51.6 million in the 2008 second quarter from the 2007 second quarter, reflecting revenue growth in international regions. Revenues generated from the Middle East, Latin America and West Africa more than offset lower revenues from North America and Asia Pacific/India.
Gross profit decreased by $66.3 million (or $0.39 per diluted share) to $7.8 million in the 2008 second quarter from $74.1 million in the 2007 second quarter. Middle East gross profits declined by $21.9 from the 2007 second quarter due to project delays caused by harsh weather (approximately $6 million or $0.04 per diluted share), port logistics (approximately $12 million or $0.07 per diluted share), as well as non-availability of support vessels related to rescheduling and delays in customer-furnished equipment and materials. Latin America gross profit declined by $19.7 million from the 2007 second quarter as a result of port clearance issues (approximately $9 million or $0.05 per diluted share), as well as harsh weather conditions (approximately $6 million or $0.03 per diluted share) and logistical issues. This compares to high margins from projects in Latin America in the 2007 second quarter, partially driven by the favorable resolution of change orders. Gross profit in West Africa declined by $0.4 million from the 2007 second quarter, inclusive of a $4.4 million (or $0.03 per diluted share) reserve for disputed receivables surrounding a project completed in the prior year. The unfavorable impact of dry docking costs on gross profit for North America and Asia Pacific/India was approximately $10 million or $0.06 per diluted share.
Selling, general and administrative expenses of $25.0 million for the second quarter of 2008 increased by $5.1 million (or $0.03 per diluted share) over the same quarter last year, primarily due to increased labor and infrastructure support costs related to geographical expansion into Brazil and the Middle East.
Interest income of $3.5 million for the second quarter of 2008 decreased by $2.3 million (or $0.01 per diluted share) over the same quarter last year primarily due to lower rates.
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Other income, net decreased by $3.3 million (or $0.02 per diluted share) from the 2007 second quarter, primarily reflecting losses on foreign currency exchange incurred in the 2008 second quarter.
The effective tax rate was 25 percent for the second quarter of 2008, a decrease of approximately 5 percentage points (or $0.01 per diluted share) compared to 30 percent for the second quarter of 2007. This reflects changes in the mix of taxable earnings by jurisdiction.
During the second quarter of 2008, the Company booked $179.5 million of net new work resulting in a backlog of $415.6 million as of June 30, 2008. Bidding activities have increased from the first quarter of 2008 and remain very strong.
“I am pleased with the growth of our revenues in the quarter which reflects our expanded operations into international regions. Unfortunately, during the quarter our profit performance was substantially impacted by extended periods of standby in the Middle East and Latin America and extended periods of regulatory dry docking in North America and Asia Pacific/India.
We are working diligently to overcome the challenges in these regions. We have implemented project recovery plans and process improvements which should mitigate the cost overruns in subsequent periods. Such improvements include potential recoveries for cost overruns through change orders and claims, cost reduction activities for our West Africa operations and reorganization of our Middle East operations. Operations will be further enhanced regarding availability of vessels, as there is minimal dry docking activity scheduled for the remainder of 2008.
I believe that the current trends in energy prices and offshore exploration and development will drive increasing demand for our services for the remainder of 2008 and beyond. Our balance sheet remains strong, including significant cash balances and we remain confident in our ability to effectively capitalize on these opportunities. In that regard, I am pleased our Board of Directors has approved our share repurchase program. This program will allow us to opportunistically purchase shares when we consider market conditions to be favorable, while allowing us to continue executing our strategy of geographic diversification, broadening business segments, upgrading the fleet, and investing in people and technologies” said B.K. Chin, Chairman and Chief Executive Officer of Global Industries.
A conference call will be held at 9:00 a.m. Central Daylight Saving Time on Tuesday, August 5, 2008. Anyone wishing to listen to the conference call may dial 888.455.8368 (domestic) or 210.839.8890 (international) and request connection to the “Global Second Quarter Earnings” call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company’s website at www.globalind.com, where it will also be archived for anytime reference until August 27, 2008.
All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global’s express written consent.
Global Industries, Ltd. is a leading offshore solution provider of offshore construction, engineering, project management and support services, including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on the NASDAQ Global Select Market under the symbol “GLBL”.
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.
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Set forth are the Company’s results of operations and selected balance sheet amounts for the periods indicated.

	(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
Results of Operations (Unaudited)
Revenues	$300,543	$248,940	$602,008	$525,949
Cost of operations	292,707	174,807	539,842	358,342

Gross profit	7,836	74,133	62,166	167,607
Loss (gain) on asset disposals	151	12	(2,012)	(1,308)
Selling, general and administrative expenses	24,961	19,884	48,000	38,028

Operating income (loss)	(17,276)	54,237	16,178	130,887

Interest income	3,470	5,766	10,233	10,810
Interest expense	(1,708)	(2,032)	(5,826)	(4,773)
Other income (expense), net	(2,489)	765	(1,632)	606

Income (loss) before taxes	(18,003)	58,736	18,953	137,530
Income taxes (benefits)	(4,523)	17,607	5,603	41,945

Net income (loss)	$(13,480)	$41,129	$13,350	$95,585

Earnings (Loss) Per Common Share
Basic	$(0.12)	$0.35	$0.12	$0.82
Diluted	$(0.12)	$0.35	$0.12	$0.81

Weighted Average Common Shares Outstanding
Basic	114,260	117,305	113,954	116,946
Diluted	114,260	119,168	115,716	118,675

Other Data
Depreciation and amortization	$14,779	$15,960	$28,851	$32,759
Backlog at end of period			$415,594	$545,963

	As of	As of
	June 30	December 31
(In thousands)	2008	2007
Selected Balance Sheet Amounts	(unaudited)
Cash and cash equivalents	$488,363	$723,450
Marketable securities	47,168 *	99,935
Working Capital	621,178	843,017
Total Assets	1,648,414	1,589,798
Debt	392,320	394,300
Shareholders’ Equity	884,039	853,592

*	Includes $41,968 million of auction rate securities classified as long term as of June 30, 2008
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Set forth are the Company’s results of operations by reportable segment for the periods indicated.
RESULTS OF OPERATIONS BY REPORTABLE SEGMENT (1)
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
Total segment revenues
North America OCD	$22,632	$31,176	$29,572	$48,038
North America Subsea	35,681	42,699	59,700	72,104
Latin America	55,578	33,017	125,750	134,865
West Africa	77,123	57,976	117,740	109,250
Middle East	66,938	34,014	152,447	43,425
Asia Pacific/India	49,886	67,741	131,894	147,957

Subtotal	307,838	266,623	617,103	555,639

Intersegment eliminations
North America OCD	—	(5,587)	—	(7,726)
North America Subsea	(6,990)	(3,512)	(13,028)	(5,286)
Middle East	(305)	(8,471)	(2,067)	(16,565)
Asia Pacific/India	—	(113)	—	(113)

Subtotal	(7,295)	(17,683)	(15,095)	(29,690)

Consolidated revenues	$300,543	$248,940	$602,008	$525,949

Income (loss) before taxes
North America OCD	$650	$6,435	$(7,280)	$5,226
North America Subsea	6,045	15,812	4,471	26,421
Latin America	(14,588)	11,511	3,236	64,819
West Africa	(7,291)	(8,290)	(13,494)	(7,781)
Middle East	(11,531)	11,019	6,438	12,538
Asia Pacific/India	9,167	19,744	21,806	31,337
Corporate	(455)	2,505	3,776	4,970

Consolidated income (loss) before taxes	$(18,003)	$58,736	$18,953	$137,530

(1)	Financial information in the above table reflects reorganized reportable segments which were aligned in 2007. Also, reportable segments previously titled Gulf of Mexico are now titled North America.
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